Exhibit 107

Calculation of Filing Fee Table

Form S-8 (Form Type)

PagerDuty, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2019 Equity Incentive Plan Common Stock, par value $0.000005 per share	Rule 457(c) and Rule 457(h)	4,337,919(2)	$24.83(4)	$107,710,528.77	.0000927	$9,984.77
Equity	2019 Employee Stock Purchase Plan Common Stock, par value $0.000005 per share	Rule 457(c) and Rule 457(h)	867,583(3)	$21.10(5)	$18,306,001.30	.0000927	$1,696.97
Total Offering Amounts					$126,016,530.07		$11,681.74
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$11,681.74

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of PagerDuty, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 Plan on February 1, 2022 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2019 Plan automatically increases in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the preceding calendar month or (ii) a lesser number of shares as determined by the Registrant’s board of directors.

(3)Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 ESPP on February 1, 2022 pursuant to an “evergreen” provision contained in the 2019 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2019 ESPP automatically increases in an amount equal to the lesser of (i) 1% of the total number of shares of the Registrant’s capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii) 1,850,000 shares of common stock, or (iii) a lower number determined by the Registrant’s board of directors.

(4)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of Common Stock as reported on The New York Stock Exchange on March 15, 2022.

(5)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of Common Stock as reported on The New York Stock Exchange on March 15, 2022, multiplied by 85%.